As filed with the Securities and Exchange Commission on April 18, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOAMIX PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Holzman Street, Weizmann Science Park Rehovot, Israel	7670402 (Zip Code)
(Address of Principal Executive Offices)

2019 Equity Incentive Plan
2019 Employee Share Purchase Plan
(Full titles of the plans)

Foamix Pharmaceuticals Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807
(Name and address of agent for service)

+1 (800) 775-7936
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Divakar Gupta Daniel I. Goldberg Courtney T. Thorne Cooley LLP 1114 Avenue of the Americas New York, NY 10036 +1 212 479 6000	Mutya Harsch Chief Legal Officer and General Counsel Foamix Pharmaceuticals Ltd. c/o Foamix Pharmaceuticals Inc. 520 U.S. Highway 22, Suite 204 Bridgewater, New Jersey 08807 +1 (800) 775-7936	Ory Nacht, Adv. Ron Ben-Menachem, Adv. Herzog Fox & Neeman 4 Weizmann Street Tel Aviv, Israel 6423904 +972-3-692-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2019 Equity Incentive Plan – ordinary shares, par value NIS 0.16 per share	6,000,000 shares	$3.40	$20,400,000	$2,472
2019 Employee Share Purchase Plan – ordinary shares, par value NIS 0.16 per share	5,400,000 shares	$3.40	$18,360,000	$2,225
Total	11,400,000 shares		$38,760,000	$4,697

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional ordinary shares that may become issuable under the Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan (the “2019 EIP”) and the Foamix Pharmaceuticals Ltd. 2019 Employee Share Purchase Plan (the “2019 ESPP”) by reason of any share dividend, share split, recapitalization or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of $3.40, the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on April 17, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Item 1 and Item 2 of Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Foamix Pharmaceuticals Ltd. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;
(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2019, January 24, 2019, March 7, 2019 and April 11, 2019;
(c)
the description of the Registrant’s ordinary shares, par value NIS 0.16 per share, which is contained in the Registrant’s registration statement on Form F-3 filed with the Commission on February 24, 2017, including any amendments or reports filed for the purpose of updating such description.

All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company or on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive an illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders of a public company must be approved, with respect to office holders who are not directors (other than the chief executive officer), by the compensation committee and the board of directors and, with respect to directors, by the compensation committee, the board of directors and the shareholders.  The exculpation and indemnification of the chief executive officer must be approved by the compensation committee, the board of directors and the shareholders by resolution of either (a) a majority of the shareholders participating in the vote who are neither controlling shareholders nor have a personal interest in the matter, or (b) a majority of all shareholders participating in the vote where the dissenting shareholders hold together less than 2% of the total voting power in the company.

The Registrant’s articles of association permit the Registrant to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

The Registrant has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. The Registrant’s board of directors has also determined the events, limits and criteria for indemnifying office holders in advance for financial liability that may be imposed on them in favor of another person pursuant to a judgment, settlement or arbitrator’s award.  In addition, the Registrant has entered into agreements with each of its directors exculpating them from liability to the Registrant for damages caused to the Registrant as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Registrant’s amended and restated articles of association and Israeli Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1
Amended and Restated Articles of Association of the Company (previously filed as Exhibit 3.1 to the Annual report Form 10-K filed on February 28, 2019 (File No. 00136621) and incorporated herein by reference).

5.1	Opinion of Herzog Fox & Neeman LLP.

23.1	Consent of Kesselman & Kessleman, independent registered public accounting firm.

23.2	Consent of Herzog Fox & Neeman (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan.

99.2
Forms of U.S. Share Option Agreement, Share Option Grant Notice, Restricted Share Unit Grant Notice and Restricted Share Unit Award Agreement under the Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan.

99.3
Forms of Israeli Share Option Agreement, Share Option Grant Notice, Restricted Share Unit Grant Notice and Restricted Share Unit Award Agreement under the Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan.

99.4	Foamix Pharmaceuticals Ltd. 2019 Employee Share Purchase Plan

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission  such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 18th day of April, 2019.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Domzalski and Ilan Hadar, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Foamix Pharmaceuticals Ltd., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Domzalski David Domzalski	Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2019

/s/ Ilan Hadar Ilan Hadar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 18, 2019

/s/ Stanley Hirsch Stanley Hirsch	Chairman of the Board of Directors	April 18, 2019

/s/ Sharon Barbari Sharon Barbari	Director	April 18, 2019

/s/ Rex Bright Rex Bright	Director	April 18, 2019

/s/ Anthony Bruno Anthony Bruno	Director	April 18, 2019

/s/ Anna Kazanchyan Anna Kazanchyan	Director	April 18, 2019

/s/ Aharon Schwartz Aharon Schwartz	Director	April 18, 2019

/s/ Stanley Stern Stanley Stern	Director	April 18, 2019